As filed with the Securities and Exchange Commission on July 5, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LXP INDUSTRIAL TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12386	13-3717318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Plaza, Suite 4015 New York, NY	10119-4015
(Address of principal executive offices)	(Zip Code)

LXP Industrial Trust

2022 Equity-Based Award Plan

(Full title of the plan)

T. Wilson Eglin

Chief Executive Officer and President

LXP Industrial Trust

One Penn Plaza, Suite 4015

New York, NY 10119-4015

(Name and address of agent for service)

(212) 692-7200

(Telephone number, including area code, of agent for service)

Copies to:

Brandon J. Bortner

Amir A. Heyat

Paul Hastings LLP

2050 M Street NW

Washington, DC 20036

(202) 551-1840

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Compensation Committee of the Board of Trustees of LXP Industrial Trust (the “Trust”) adopted the LXP Industrial Trust 2022 Equity-Based Award Plan (the “2022 Plan”) on April 1, 2022, subject to approval by the Trust’s holders of shares of beneficial interest, par value $0.0001 per share, classified as common stock (“Common Shares”) (such holders, the “Shareholders”). At the Trust’s 2022 Annual Meeting of Shareholders that was held on May 24, 2022 (the “Effective Date”), the Shareholders approved and adopted the 2022 Plan. The 2022 Plan replaces the Lexington Realty Trust Amended and Restated 2011 Equity-Based Award Plan (the “2011 Plan”). The 2011 Plan and the Trust’s authority to grant new awards thereunder terminated upon Shareholder approval of the 2022 Plan on the Effective Date. The 2022 Plan provides that, from the Effective Date, a total of 4,000,000 Common Shares will be available for issuance under the 2022 Plan (plus any Common Shares subject to outstanding awards under the 2011 Plan).

The purpose of this registration statement (this “Registration Statement”) is to register the following for issuance under the 2022 Plan: (a) the 4,000,000 Common Shares being registered for the first time pursuant to the 2022 Plan and (b) the 2,070,924 Common Shares that were subject to outstanding awards under the 2011 Plan on the Effective Date (the “2011 Plan Shares Subject to Outstanding Awards”). The 2011 Plan Shares Subject to Outstanding Awards were previously registered on a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2018 (Registration Statement No. 333-223399) (the “2018 Registration Statement”). Effective as of July 5, 2022, the Trust terminated the offering that included the 2011 Plan Shares Subject to Outstanding Awards under the 2018 Registration Statement by filing a post-effective amendment to the 2018 Registration Statement deregistering Common Shares that remained unissued thereunder as of the date of the post-effective amendment to the 2018 Registration Statement.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to participants in the 2022 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

1.	The Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on February 24, 2022;

2.	The Trust’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, as filed with the Commission on May 5, 2022;

3.	The Trust’s Current Reports on Form 8-K filed with the Commission on January 3, 2022 (not including any information furnished under Item 7.01 therein), April 1, 2022, April 13, 2022, May 5, 2022 (not including any information furnished under Items 2.02 or 7.01 therein), May 12, 2022, May 27, 2022 and June 21, 2022.

4.	The “Description of Our Common Shares” contained in the Trust’s Registration Statement on Form S-3 (Registration No. 333-253297), as filed with the Commission on February 19, 2021.

In addition, all documents filed by the Trust with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded. Any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K incorporated or deemed incorporated by reference herein shall not be deemed incorporated by reference herein unless such Current Report on Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Trust is a real estate investment trust, or REIT, formed under the laws of the State of Maryland. The Maryland REIT Law and Section 2-418 of the Maryland General Corporation Law generally permit indemnification of any trustee or officer made a party to any proceedings by reason of service as a trustee or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee or officer in connection with the proceeding, but if the proceeding is one by or in the right of the company, indemnification is not permitted with respect to any proceeding in which the trustee or officer has been adjudged to be liable to the company, or if the proceeding is one charging improper personal benefit to the trustee or officer, whether or not involving action in the trustee’s or officer's official capacity, indemnification of the trustee or officer is not permitted if the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee or officer failed to meet the requisite standard of conduct for permitted indemnification.

The Trust’s Declaration of Trust limits the liability of its trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or
•	a final judgment based upon a finding of active and deliberate dishonesty by the trustees or officers that was material to the cause of action adjudicated.

The Trust’s Declaration of Trust obligates the Trust to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any trustees or officers, whether serving the Trust or at its request any other entity, who is made a party to a proceeding by reason of his or her service in that capacity. The Trust’s Declaration of Trust permits the Trust to indemnify and advance expenses to any employee or agent of the Trust, whether serving the Trust or at its request any other entity.

Maryland law requires the Trust, as a condition to advancing expenses, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

The Trust has purchased liability insurance for its trustees and officers, which also covers the Trust’s subsidiaries. The Trust has also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and actions in their capacities as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Trust has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing reference is necessarily subject to the complete text of the Trust’s declaration of trust and the statutes referred to above and is qualified in its entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Articles of Merger and Amended and Restated Declaration of Trust of the Trust, dated December 31, 2006 (filed as Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed January 8, 2007 (the “01/08/07 8-K”))

4.2	Articles Supplementary Relating to the Reclassification of 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share, and 7.55% Series D Cumulative Redeemable Preferred Stock, par value $0.0001 per share (filed as Exhibit 3.4 to the Trust’s Current Report on Form 8-K filed November 21, 2013)

4.3	Articles of Amendment to the Amended and Restated Declaration of Trust, dated as of December 14, 2021 (filed as of Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed on December 16, 2021)

4.4	Articles of Amendment to the Amended and Restated Declaration of Trust, dated as of May 26, 2022 (filed as Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed on May 27, 2022)

4.5	Amended and Restated By-laws of the Trust (filed as Exhibit 3.2 to the 01/08/07 8-K)

4.6	First Amendment to Amended and Restated By-laws of the Trust (filed as Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed November 20, 2009)

4.7	Second Amendment to the Amended and Restated By-laws of the Trust (filed as Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed April 3, 2017)

4.8	Third Amendment to the Amended and Restated By-laws of the Trust (filed as Exhibit 3.1 to the Trust’s Current Report filed on Form 8-K on April 9, 2020)

4.9	LXP Industrial Trust 2022 Equity-Based Award Plan (filed as Exhibit 10.1 to the Trust’s Current Report filed on Form 8-K on May 27, 2022)

5.1*	Opinion of Venable LLP

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the Signature Page)

107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a) The Trust hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Trust pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Trust hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Trust’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a director, officer or controlling person of the Trust in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 5, 2022.

LXP INDUSTRIAL TRUST

By:	/s/ T. Wilson Eglin
Name: T. Wilson Eglin
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below authorizes T. Wilson Eglin and Beth Boulerice, and each of them, each of whom may act without joinder of the other, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or trustee of LXP Industrial Trust, and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ T. Wilson Eglin	Chairman, Chief Executive Officer and President (principal executive officer)	July 5, 2022
T. Wilson Eglin

/s/ Beth Boulerice	Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)	July 5, 2022
Beth Boulerice

/s/ Mark Cherone	Senior Vice President and Chief Accounting Officer (principal accounting officer)	July 5, 2022
Mark Cherone

/s/ Richard S. Frary	Trustee	July 5, 2022
Richard S. Frary

/s/ Lawrence L. Gray	Trustee	July 5, 2022
Lawrence L. Gray

/s/ Arun Gupta	Trustee	July 5, 2022
Arun Gupta

/s/ Jamie Handwerker	Trustee	July 5, 2022
Jamie Handwerker

/s/ Claire A. Koeneman	Trustee	July 5, 2022
Claire A. Koeneman

/s/ Nancy Elizabeth Noe	Trustee	July 5, 2022
Nancy Elizabeth Noe

/s/ Howard Roth	Trustee	July 5, 2022
Howard Roth